EXHIBIT 10.21
April 13, 2005
Mr. Al Wood
C/O Veraz Networks, Inc.
926 Rock Avenue, Suite 20
San Jose, CA 95131
Re: Offer of Employment with Veraz Networks, Inc.
Dear Al:
Veraz Networks, Inc. (the “Company”) is pleased to offer you employment as the Company’s Chief Financial Officer on the terms and conditions set forth in this letter agreement (the “Agreement”).
     1. Duties. You will be responsible for all financial operations of the Company and shall perform such duties as are ordinary, customary and necessary in the Chief Financial Officer role. You will report to the Company’s Chief Executive Officer (“CEO”). You shall devote your best efforts and full business time, skill and attention to the performance of your duties. You will also be expected to adhere to the general employment policies and practices of the Company that may be in effect from time to time, except that when the terms of this Agreement conflict with the Company’s general employment policies or practices, this Agreement will control. The Company may change your position, duties, work location and compensation from time to time in its discretion.
     2. Compensation. You will be paid an annual base salary of $210,000, less applicable deductions and withholdings, to be paid semi-monthly in accordance with the Company’s payroll practices, as may be in effect from time to time. You will also receive a sign-on bonus equal to two months of your base salary, payable on the first regularly-scheduled payroll date following your first day of employment. If, prior to the first anniversary of your hire, your employment terminates at your request, or the Company terminates your employment for Cause (as defined below), and neither your resignation nor termination occurs following a Change of Control (as defined herein), then you must repay a portion of this bonus, prorated based on your actual length of employment during the period from your start date through one year after your hire date.
     3. Benefits. The Company will provide you with medical, dental, life, supplemental life, and disability insurance, as well as sick leave, paid vacation and other Company-sponsored benefits and programs on the same terms and conditions as such benefits are generally available to its executive officers. The Company may, from time to time, change these benefits in its discretion. Additional information regarding these benefits is available for your review upon request.
Initialed : AJW

Al Wood

     4. Stock Option. Subject to approval by the Company’s Board of Directors (the “Board”), the Company will grant you a stock option to purchase one hundred fifty thousand (150,000) shares of the Company’s common stock (the “Option”). The Option shall be issued pursuant to the terms and conditions of the Company’s 2001 Equity Incentive Plan (the “Plan”) and the per share exercise price shall be the fair market value of the Company’s common stock on the date of grant as determined by the Board. The Option shall vest over a four-year period, with one quarter (1/4) of the shares subject to the Option vesting on the one year anniversary of your Commencement Date (as defined herein), and the remaining portion of the shares vesting equally over the following 36 months of continuous service thereafter. Except as otherwise set forth herein, all terms, conditions and limitations of the Options shall be governed by the Plan and related documents.
     5. Performance Bonuses. Each year, you will be eligible for an annual incentive bonus equal to thirty percent (30%) of your annual base salary. Whether you receive such a bonus, and the amount of any such bonus, shall be determined by the Board in its sole discretion, and shall be based on achievement of annualized objectives to be established by the Board and the CEO. Bonuses are generally paid at the end of the first quarter of the following year and are subject to standard payroll deductions and withholdings. You must be employed on the day that your bonus (if any) is paid in order to earn the bonus. Therefore, if your employment is terminated either by you or the Company for any reason prior to the bonus being paid, you will not have earned the bonus and no partial or prorated bonus will be paid.
     6. Change of Control Termination. Subject to the terms and conditions set forth in this paragraph 6, if your employment with the Company is terminated by the Company without Cause (as defined herein) or you resign for Good Reason (as defined herein), and either such event occurs within twelve (12) months after a Change of Control (as defined herein), then, as of the date of termination, the vesting of one hundred percent (100%) of the shares subject to the Option that remain subject to vesting shall be accelerated in full. Additionally, if your termination is effective after the end of a calendar year, but before you have been paid your performance bonus for that preceding year, then the Company will pay you, as severance, your performance bonus for the preceding year.
          (a) Change of Control. “Change of Control” shall mean the consummation of any one of the following events: (a) a sale, lease or other disposition of all or substantially all of the assets of the Company; (b) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization or (c) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s outstanding voting power is transferred (excluding (i) any consolidation or merger effected exclusively to change the domicile of the Company, or (ii) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof).
Initialed : AJW

AL Wood

          (b) Cause. For purposes of this Agreement, “Cause” shall mean one or more of the following: (a) your conviction of a felony; (b) your commission of any act of fraud with respect to the Company; (c) any intentional misconduct by you that has a material adverse effect upon the Company’s business that is not cured by you within thirty (30) days after written notice is given to you by the Company identifying such misconduct; (d) your breach of any fiduciary or contractual obligation that you owe to the Company that has a material adverse effect upon the Company’s business and is not cured by you within thirty (30) days after written notice is given to you by the Company identifying such breach; (e) willful misconduct or gross negligence in the performance of your duties hereunder, including (without limitation) your refusal to comply in any material respect with the legal directives of the Board or the CEO, so long as such directives are not inconsistent with your position and duties, that are not cured by you within thirty (30) days after written notice is given to you by the Company identifying such misconduct or negligence.
          (c) Good Reason. For the purposes of this Agreement, “Good Reason” shall mean any one of the following events which occurs on or after the commencement of your employment without your consent: (i) any reduction of your then current annual base salary; (ii) any material diminution of your duties, responsibilities, or authority to a level below that of an officer of the Company, excluding for this purpose (1) an isolated or inadvertent action not taken in bad faith that is remedied by the Company immediately after notice thereof is given by you, and (2) any change in your title, duties, responsibilities or authority if you are given or you retain other officer level duties within the Company; or (iii) any requirement that you relocate to a work site more than twenty five (25) miles from the Company’s current location.
          (d) Release Requirements. To receive the Change of Control accelerated vesting benefits and bonus payment set forth above, you must (i) first sign and deliver to the Company a general release of claims, in a form acceptable to the Company, within thirty (30) days after the date your employment with the Company ends, and allow that release to become effective; and (ii) not be in breach of any agreement between you and the Company at the time of the receipt of such benefits.
     7. Severance for Termination without Cause or Resignation for Good Reason. Subject to the terms and conditions set forth in this paragraph 7, if at any time the Company terminates your employment without Cause or you resign for Good Reason, then the Company shall provide you with a lump sum severance payment equal to six (6) months of your base salary then in effect, less applicable deductions and withholdings. To receive this severance payment, you must (i) first sign and deliver to the Company a general release of claims, in a form acceptable to the Company, within thirty (30) days after the date your employment with the Company ends, and allow that release to become effective; and (ii) not be in breach of any agreement between you and the Company at the time of such payment. The severance payment will be paid to you within ten (10) days after the date you return your signed release to the Company.
Initialed : AJW

Al Wood

     8. Confidentiality Obligations.
          (a) Proprietary Information. As the Chief Financial Officer of the Company, you will be privy to extremely sensitive, confidential and valuable commercial information and trade secrets belonging to the Company, the improper use and disclosure of which would greatly harm the Company. Accordingly, as a condition of your employment, you must sign and abide by the Company’s Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.
          (b) Exclusive Property. You agree that all business procured by you and all Company-related business opportunities and plans made known to you while you are employed by the Company, shall remain the permanent and exclusive property of the Company.
          (c) No Adverse Business Activities. Throughout the term of your employment with the Company, you agree not to, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, executive, partner, employee, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise engaged in any business that is competitive with or is reasonably anticipated to be competitive with the business of the Company (“Competitive Activity”). Notwithstanding the above, you will not be deemed to be engaged directly or indirectly in any Competitive Activity if you participate in any such business solely as a passive investor in up to one percent (1%) of the equity securities of a company or partnership, the securities of which are publicly traded. During your employment with the Company, you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.
          (d) Nonsolicitation. Throughout your employment with the Company and for one (1) year thereafter, you agree not to, without first obtaining the prior written approval of the Company, directly or indirectly solicit, induce, persuade or entice, or attempt to do so, or otherwise cause, or attempt to cause, any employee, independent contractor, customer or prospective customer of the Company to terminate his, her or its employment, contracting or other business relationship with the Company to become an employee or independent contractor to, or customer of, any other person or entity.
     9. At-Will Employment. Your employment with Company will be “at-will.” This means that either you or Company may terminate your employment at any time, with or without Cause or Good Reason, and with or without advance notice.
     10. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Jose, California by JAMS,
Initialed : AJW

A1 Wood

Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.
     11. Miscellaneous. This Agreement is the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and supercedes and replaces any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and a duly authorized member of the Board. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of California.
This offer is subject to satisfactory proof of your right to work in the United States and satisfactory completion of a Company-required background check. If you agree to the terms and conditions set forth herein, please initial the bottom of each page and sign where indicated on the last page. Your employment with the Company pursuant to this Agreement will begin on April 20, 2005 (the “Commencement Date”).
Initialed : AJW

A1 Wood

We look forward to having you join us. If you have any questions about this Agreement, please do not hesitate to call me.
Best regards,
Veraz Networks, Inc.

/s/ Denise Pierre
Denise Pierre
Vice President, Global Human Resources
Veraz Networks, Inc.
Accepted and agreed:

/s/ Al Wood
Al Wood
Date: 4/18/05
Initialed :

EXHIBIT A
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

NONDISCLOSURE AGREEMENT
     THIS AGREEMENT is made as of the date Written below between Veraz Networks, Inc., a Delaware corporation (“Veraz”), and the individual or entity signing below (“Reviewer”).
     1. Purpose. In connection with a possible business transaction or relationship between Veraz and Reviewer (the “Transaction”), Reviewer may receive certain Confidential Information (as defined below) of Veraz. Veraz is willing to provide such Confidential Information to Reviewer only subject to the terms set forth in this Agreement.
     2. Definition of Confidential Information. “Confidential Information” means any information, technical data, trade secrets or know-how of Veraz (whether disclosed before or after the date of this Agreement), including, but not limited to, information relating to business and product or service plans, financial projections, patents, patent applications, computer object or source code, research, inventions, processes, designs, drawings, engineering, marketing or finance, which information is designated in writing to he confidential or proprietary or which information would, under the circumstances, appear to a reasonable person to he confidential or proprietary. Confidential Information does not include information, technical data or know-how which (i) is in the possession of Reviewer at the time of disclosure (as shown by Reviewer’s files and records immediately prior to the time of disclosure); (ii) becomes part of the public knowledge or literature, not as a result of any improper inaction or action of Reviewer; (iii) is subsequently disclosed to Reviewer by a party having the legal right to make such disclosure; or (iv) is approved by Veraz, in writing, for release.
     3. Non-Disclosure of Confidential information. Reviewer agrees to use Confidential Information only for the purpose of evaluating the Transaction, and not for any other purpose. Reviewer will not disclose or permit disclosure of any Confidential Information to any third party, other than employees of Reviewer who need access to such information in connection with the Transaction. Reviewer agrees that it will take all reasonable measures to protect the secrecy of the Confidential Information in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized hereunder to have any such information. Such measures shall include the highest degree of care that Reviewer utilizes to protect its own Confidential Information of a similar nature, which shall he no less than reasonable care. Any materials or documents containing Confidential Information which have been or may be furnished by Veraz to Reviewer or reproduced or developed by Reviewer based on Confidential Information will be promptly returned to Veraz upon written request.
     4. No Rights Granted. Nothing in this Agreement is intended to grant any rights under any patent or copyright of Veraz nor shall this Agreement grant Reviewer any rights in or to the Confidential Information, except the limited right to use such Confidential Information in connection with the proposed Transaction.

A1 Wood

     5. Survival. The commitments of each party hereunder shall survive any termination of the Transaction between the parties, and shall remain in effect until, and to the extent that, Confidential Information shall enter the public domain through no default by the receiving party of its obligations hereunder.
     6. Miscellaneous. Failure to enforce any provision of this Agreement by a party shall not constitute a waiver of any term hereof by such party. This Agreement shall be governed by California law, without reference to conflicts of laws rules. This Agreement may he executed in two or more counterparts (which may be delivered by facsimile), each of which shall be deemed an original and all of which together shall constitute one instrument.
     7. Remedies. Reviewer agrees that any violation or threatened violation of this Agreement will cause irreparable injury to Veraz and that, in addition to any other available remedies, Veraz shall be entitled to obtain injunctive relief against the breach or threatened breach of this Agreement by Reviewer, without the necessity of proving actual damages,
     The parties have executed and delivered this Agreement as of the date below.
Date:   4/18/05

Veraz Networks, Inc.		REVIEWER

Signature:	/s/ Denise Pierre	Signature:	/s/ Al Wood

Name:	Denise Pierre	Name:	Al Wood

Title:	vice President Human Resources	Title:	CEO